EXHIBIT 2.1
ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 8th day of February, 1996, by and among OCEAN BIO-CHEM, INC., a Florida corporation (the "Parent"), KINBRIGHT, INC., an Alabama corporation wholly-owned by the Parent (the "Buyer"), KINPAK, INC., a Georgia corporation (the "Seller"), and KINARK CORPORATION, a Delaware corporation (the "Shareholder"), the sole shareholder of the Seller.


W I T N E S S E T H:

     WHEREAS, the Seller is engaged in the business of blending, packaging and distributing of antifreeze, including (i) blending, (ii) blow-molding plastic containers, (iii) packaging, and (iv) distribution (the Seller's activities in pursuing such businesses are herein referred to collectively as the "Business"); and

     WHEREAS, the Shareholder is the record and beneficial holder of 100% of the issued and outstanding capital stock of the Seller, and the Shareholder is the lessee under that certain Agreement with the Industrial Development Board of the City of Montgomery dated as of September 1, 1979 relating to that certain chemical packaging plant located in Montgomery, Alabama (the "Packaging Facility Lease") and that certain Lease Agreement with the Alabama State Docks Department dated as of October 1, 1979 (the "Dock Facility Lease"); and

     WHEREAS, Seller and Shareholder desire to sell, convey, transfer, assign and deliver to Buyer, the Business and certain of the assets, properties and operations of the Seller used in the Business, and Buyer desires to purchase the Business and such assets, properties and operations, on the terms and conditions contained in this Agreement; and

     WHEREAS, the Parent is the record and beneficial holder of all the outstanding capital stock of the Buyer and desires that the Buyer purchase from the Seller the Business and the assets, properties and operations of the Seller used in the Business.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the parties hereto hereby agree as follows:

     1.   SALE AND PURCHASE OF ASSETS.

          1.1 Sale of Assets to Buyer. Upon the terms and subject to the conditions herein set forth, at the Closing referred to in Section 3, Seller and Shareholder shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller and Shareholder all of the right, title and interest that the Seller and Shareholder possess and have the right to transfer in and to (a) the Packaging Facility Lease and the Dock Facility Lease, together with all improvements, fixtures and fittings on the real property subject to such leases, and all easements, rights of way, and other appurtenances thereto, (b) tangible personal property of Seller (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods and processed and finished goods, furniture, automobiles, trucks, tractors, trailers and tools), including, but not limited to, all of the personal property assets of the Seller set forth on Schedule 1.1, (c) intellectual property of the Seller, including trademarks, trade names and patents, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases and subleases of the Seller, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, security interests, guarantees, or other similar arrangements of Seller, and rights thereunder, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, and rights of recoupment of the Seller (excluding any such item relating to the payment of taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances of Seller, and similar rights obtained from governments and governmental agencies by Seller, (h) books, records, ledgers, files, documents, correspondence, lists, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials of Seller (collectively, the "Assets"). The Assets shall not include, (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, or other documents relating to the organization, maintenance, and existence of the Seller and Shareholder as corporations, (ii) any cash belonging to the Seller or the Shareholder as of the Closing Date (as hereinafter defined), (iii) any accounts, notes or other receivables belonging to the Seller or Shareholder as of the Closing Date, or (iv) any of the rights of the Seller or Shareholder under this Agreement (or any side arrangement between the Seller and Shareholder on the one hand and the Buyer and Parent on the other hand entered into on or after the date of this Agreement). Seller and Shareholder shall have the right to repair or replace, in the ordinary course of business prior to the Closing Date, any of the personal property Assets listed on Schedule 1.1 attached hereto.

     1.2 Method of Conveyance. The sale, transfer, conveyance and assignment by the Seller and Shareholder of the Assets to the Buyer and Parent in accordance with Section 1.1 hereof shall be effected on the Closing Date by (a) the Seller's execution and delivery to the Buyer of a bill of sale in the form attached hereto as Exhibit A (the "Bill of Sale") and (b) the Shareholder's execution and delivery to the Buyer of assignment and assumption agreements relating to the Packaging Facility Lease and the Dock Facility Lease (as more fully described in Section 2.4), and (c) the assignment, as necessary, of the Scheduled Contracts listed on Schedule 4.7(a). At the Closing, all of the Assets shall be transferred by the Seller to the Buyer free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever (collectively, "Liens"), except Permitted Liens (as hereinafter defined).

     2.   PURCHASE PRICE.

          2.1. Amount and Payment of Consideration. The purchase price of the Assets shall be One Million Eight Hundred Ninety Thousand and No/100 Dollars ($1,890,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

               (a) An earnest money deposit of Twenty Thousand and No/100 Dollars ($20,000.00) (the "Earnest Money Deposit") to be deposited with an escrow agent acceptable to the parties hereto upon the execution of this Agreement, which Earnest Money Deposit shall be paid to Seller and Shareholder at Closing (as hereinafter defined) as a credit against the Purchase Price, or returned to the Buyer or paid to the Seller upon termination of this Agreement pursuant to the terms hereof; and

               (b) Eight Hundred Eighty Thousand and No/100 Dollars ($880,000.00) in cash or immediately available funds at Closing; and

               (c) The assumption of the Packaging Facility Lease, including assumption of the Shareholder's obligation to satisfy the indebtedness under the First Mortgage Industrial Revenue Bonds ("IRB") associated with such lease and the option to purchase the real property subject to such lease; provided, however, that the principal balance of the obligations under the IRB's shall not exceed Nine Hundred Ninety Thousand and No/100 Dollars ($990,000.00), nor shall the purchase option under the Packaging Facility Lease exceed One Thousand and No/100 Dollars ($1,000.00).

          2.2 Prorations. The following items shall be adjusted on a pro rata basis between Seller and Buyer as of the Closing Date: (a) 1996 real estate and personal property ad valorem taxes; (b) charges for electricity, gas, water and sewer and other utilities to be based on projections from most recent invoices or on recent meter readings; (c) employee payroll through the Closing Date; and
(d) lease payments (including principal and interest) through the Closing Date.

          2.3 Assumed Liabilities. At the Closing, Buyer or Parent shall assume and agree to satisfy and discharge as the same shall become due only those liabilities and obligations of the Seller and Shareholder set forth on
Schedule 2.3 hereto (the "Assumed Liabilities"). The obligations of Seller and Shareholder under the Assumed Liabilities assumed hereunder and under the Assignment and Assumption Agreements (as defined in Section 2.4) are hereby independently assumed by Buyer and Parent, subject to the representations, warranties, covenants and conditions made herein as to that obligation. Except as expressly set forth in the first sentence of this Section 2.3 and except for Scheduled Contracts assigned to Buyer in accordance with Section 4.7 of this Agreement, the Buyer and Parent shall not assume or otherwise be responsible at any time for any liability, obligation, debt or commitment of the Seller and Shareholder, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise. The Seller acknowledges and agrees that the Buyer has no obligation to employ any current or former employees of the Seller following the Closing and is not assuming any liability, cost or expense with respect thereto. In furtherance and not in limitation of the foregoing the Seller understands and agrees that the Buyer may decide in its sole and absolute discretion to employ certain employees of the Seller following the Closing with such benefits (including vacation, pension, insurance and severance benefits) as the Buyer may adopt from time to time in its sole and absolute discretion and no such act of the Buyer shall be construed as an assumption by the Buyer of any of such obligations of the Seller. The Seller shall pay, satisfy and discharge (or make adequate provision therefor to Buyer's satisfaction) as the same shall become due all the liabilities, obligations, debts and commitments of the Seller not specifically assumed by the Buyer hereunder. The Buyer, Shareholder, Seller and Parent intend that the assumption of the Assumed Liabilities by Buyer and Parent shall not expand the rights or remedies of third parties against the Buyer or Parent as compared to the rights and remedies which such parties would have had against the Seller had this Agreement not been consummated.

          2.4 Method of Buyer's Assumption of Assumed Liabilities. At the Closing, the Buyer shall assume, and shall agree to satisfy and discharge as the same shall become due, (i) the IRB'S, (ii) all of Shareholder's liabilities and obligations under the Packaging Facility Lease and the Dock Facility Lease, and (iii) any other Assumed Liabilities, and in connection therewith the Shareholder and the Buyer shall execute and deliver an assignment and assumption agreement, substantially in the forms attached hereto as Exhibit B and Exhibit C (the "Assignment and Assumption Agreements"). Each assignment and assumption shall have been approved in writing by the Industrial Development Board of the City of Montgomery and the Alabama State Docks Department, as appropriate, prior to the Closing. The assumption shall be approved without modification of the Assumed Liabilities and the principal balance of the IRB's shall not exceed Nine Hundred Ninety Thousand and No/100 Dollars ($990,000.00) nor shall the purchase option under the Packaging Facility Lease exceed One Thousand and No/100 Dollars ($1,000.00).

          2.5 Purchase Price Allocations. Each of the parties hereto agrees that the Purchase Price shall be allocated among the Assets purchased pursuant to this Agreement, as determined by Buyer and agreed to by Seller. Such allocation shall be set forth on Schedule 2.5 and attached hereto at Closing. Each of the parties agrees (a) to utilize the foregoing allocations for tax purposes, including in all filings with the Internal Revenue Service, and (b) not to take any action inconsistent with such allocation.

     3.   CLOSING.

          3.1 Date of Closing. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. at the offices of Berger & Davis, P.A., located at 100 N.E. Third Avenue, Suite 400, Ft. Lauderdale, Florida 33301, on or before Thursday, February 15, 1996, or within fourteen (14) days thereafter if all information and consents are not available prior thereto, provided that all conditions to the Closing have been satisfied, or at such other time, date and place as agreed among the parties hereto. The date on which the Closing shall occur is referred to herein as the "Closing Date."

     4.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER.

     In order to induce the Parent and the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Parent and the Buyer, as of the date hereof and as of the Closing Date, as follows:

          4.1 Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has the full power and authority to own, operate and lease its properties and assets, to carry on its business as it is now being conducted, and to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby. The Seller has delivered to the Buyer complete and correct copies of its Articles of Incorporation and By-laws, each as amended to date. Seller is duly qualified to do business as a foreign corporation and in good standing in the State of Alabama.

          4.2 Authorization of Agreement. The execution, delivery and performance by the Seller and Shareholder of this Agreement and of each and every document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of the Seller and Shareholder. This Agreement has been duly executed and delivered by the Seller and Shareholder and constitutes (and, when executed and delivered, each such other document and instrument to which Seller and/or Shareholder is a party will constitute) a valid and binding obligation of the Seller and/or Shareholder, as the case may be, enforceable against the Seller and/or Shareholder in accordance with its terms.

          4.3 Non-Contravention; Consents. The execution and delivery by the Seller and Shareholder of this Agreement and the consummation by the Seller and Shareholder of the transactions contemplated hereby, and compliance by the Seller and Shareholder with any of the provisions hereof, will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of the Seller and Shareholder, (ii) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the lapse of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under any contract, agreement, lease, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Assets may be bound or affected, (iii) result in the creation of any Lien upon any of the Assets, or (iv) to Seller's and Shareholder's knowledge, violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Seller or any of the Assets may be subject, the violation of which would have a material adverse effect on the consummation of the transactions contemplated hereby or the Buyer's operation of the Business or use of the Assets subsequent to the Closing. Except as set forth in Schedule 4.3 hereto, to Seller's and Shareholder's knowledge, no approval, authorization, consent or other order or action of, or filing with or notice to any court, administrative agency or other governmental authority or any other person is required for the execution and delivery by the Seller of this Agreement or the consummation byexercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          14.5 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

          14.6 Descriptive Headings. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          14.7 Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

          14.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or three (3) days after deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

     If to the Buyer          Ocean Bio-Chem, Inc.
     or the Parent:           4041 SW 47th Avenue Fort Lauderdale,
                              Florida 33314
                              Attn: Peter Dornau

     With a copy to:          Berger & Davis, P.A.
                              100 N.E. Third Avenue Suite 400 Fort
                              Lauderdale, Florida 33301
                              Attn: Laz L. Schneider, Esq.

     If to the Seller         Kinark Corporation
     or the Shareholder:      7060 South Yale Avenue
                              Tulsa, Oklahoma 74136
                              Attn: Mr. Paul R. Chastain
                              Fax No.: (918) 494-3999

     With a copy to:          Nelson, Mullins, Riley
                              & Scarborough, L.L.P.
                              400 Colony Square, Suite 2200
                              1201 Peachtree Street, N.E.
                              Atlanta, Georgia 30361
                              Attn: Paul A. Quiros, Esq.
                              Fax No.: (404) 817-6050

or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

          14.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any of its rights or obligations hereunder except with the express written consent of the other parties hereto; provided, that the Buyer may assign its right hereunder to any subsidiary or affiliate of the Buyer without the consent of the other parties hereto.

          14.10 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, the internal laws of the State of Alabama.

          14.11 Expenses. Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

          14.12 Confidentiality. Except to the extent required for any party to obtain any approvals or consents required pursuant to the terms hereof, no party hereto shall divulge the existence of the terms of this Agreement or the transactions contemplated hereby without the prior written approval of all of the parties hereto, except and as to the extent (i) obligated by law or (ii) necessary for such party to defend or prosecute any litigation in connection with the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                                   OCEAN BIO-CHEM, INC.



                                   By:/s/Julio DeLeon
                                   Name: Julio DeLeon
                                   Title: Vice President-Finance


                                   KINBRIGHT, INC.



                                   By:/s/Julio DeLeon
                                   Name: Julio DeLeon
                                   Title: Vice President-Finance



                                   KINPAK, INC,



                                   By:/s/Paul R. Chastain
                                   Name: Paul R. Chastain
                                   Title: President


                                   KINARK CORPORATION



                                   By:/s/Paul R. Chastain
                                   Name: Paul R. Chastain
                                   Title: Vice-President

LIST OF OMITTED SCHEDULES


Schedule 1.1        Personal Property Assets

Schedule 2.3        Assumed Liabilities

Schedule 2.5        Purchase Price Allocation

Schedule 4.3        Third Party Consents

Schedule 4.4(a)     Permitted Liens

Schedule 4.7(a)     Scheduled Contracts

Schedule 4.11       Warranties

Schedule 4.12       Trademarks, Patents

Schedule 4.13 List of Key Employees of Seller with brief summary of titles, duties, terms of employment and compensation arrangements.

Schedule 4.14       Accounts Payable

Schedule 8.2(l)     Environmental Certification

Schedule 8.2(q)     Key Employees of Seller

LIST OF OMITTED EXHIBITS


Exhibit A           Bill of Sale

Exhibit B           Assignment and Assumption Agreement (Packaging Facility
                    Lease)

Exhibit C           Assignment and Assumption Agreement (Docking Facility
                    Lease)

Exhibit D           Non-Competition Agreement

Exhibit E           Environmental Remediation Matters